Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is dated as of August 1, 2003 between Captiva Software Corporation (the ”Company”) and Blaine Owens (“You”). The Parties agree as follows:

1. Title – Supervisor – Duties. Your title is currently Vice President of Worldwide Sales, reporting directly to the Chief Executive Officer (“CEO”) of the Company. You are expected to do and perform all services, acts and duties normally associated with such position. By signing this Agreement, you confirm with the Company that you are under no contractual or other legal obligation that would prohibit you from performing your duties with the Company.

2. Loyal and Conscientious Performance. During your employment with the Company, you shall devote your full business energies, interests, abilities and productive time to the proper and efficient performance of your duties to the Company; provided that, you shall not be precluded from engaging in civic, charitable or religious activities or from serving on a maximum of one outside board of directors and a reasonable number of industry related boards of directors for business purposes, so long as such participation does not present any conflict of interest with the Company or adversely and materially affect your performance of duties for the Company.

3. Base Salary. Your base salary is $175,000 per year, less standard payroll deductions and all required withholdings, payable in regular periodic payments in accordance with Company policy. Your salary will be reviewed by the Compensation Committee of the Board of Directors of the Company (or the full Board, if there is no such committee) (the “Board”) in its discretion and in accordance with Company policy for executives.

4. Benefits. In accordance with Company policy and the terms of the applicable plan documents, you shall be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executive or key management employees, which shall be at least as favorable as the benefits made available to regular, full-time, salaried employees of the Company.

5. Target Override and Bonus. In addition to your base salary, you will be eligible to receive a potential target override and bonus in accordance with the terms of the Company’s then current executive compensation or bonus plan, if any, as approved by the Board.

6. Stock Options. You have been granted options to purchase shares of common stock of the Company and are eligible to receive additional grants from time to time at the discretion of the Board (the “Stock Options”). Such Stock Options are subject to the terms and conditions of the particular plan under which the Stock Options were granted, and any additional terms set forth in the Notice of Grant or the Stock Option Agreement(s) delivered to you by the Company following each such grant. Your Stock Options are not affected by this Agreement, except as described specifically in Section 12 below.

7. At Will Employment. Employment with the Company is for no specified period of time. Your employment with the Company will be “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company regarding the nature of your employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO.

8. Termination Without Cause. Notwithstanding the at-will nature of your employment relationship, if the Company terminates your employment without Cause (as defined herein) and provided you sign (and do not revoke) a general release of all claims in a form prescribed by the Company (the

“Release”) and you return to the Company any and all Company property in your custody or under your control, in addition to payment of any accrued but unpaid base salary, any earned and Board approved bonus payments and any accrued but unused paid time off as of the date of the termination of your employment, the Company will pay you severance benefits as follows: (a) severance payments in the form of continuation of your base salary in effect at the time of your termination, subject to standard payroll deductions and withholdings, for a period of six (6) months following the effective date of the Release; and (b) reimbursement for your monthly premium under COBRA until the earliest of (i) six (6) months following your termination date, or (ii) the date that you begin to receive substantially equivalent health insurance coverage in connection with new employment or self employment; provided that, you are eligible and timely elect continued coverage under COBRA following your termination.

9. Termination and Resignation. If: (a) you resign; (b) your employment is terminated for Cause (as defined herein); (c) your employment hereunder terminates by your death or permanent disability (as defined herein); or (d) the Company terminates your employment without Cause, but you do not sign (or you revoke) the Release, you will receive no additional payments or benefits from the Company other than your accrued but unpaid base salary, earned and Board approved bonus payments and accrued but unused paid time off as of the date of the termination of your employment with the Company.

10. Cause. For purposes of this Agreement, termination for “Cause” shall be limited to the following as determined by the Board in good faith: (a) your willful breach of any material provision of this Agreement or any other material agreement between you and the Company, provided you have been given written notice of the breach by the Board and you have had a reasonable opportunity to cure such breach (if such breach is curable); (b) your dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit or acts adverse to the best interests of the Company and its shareholders; (c) your commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (d) your failure to comply with any commercially reasonable policies or directives adopted by the Board in good faith; or (e) your willful misconduct in the performance of your duties that is determined by the Board to be materially detrimental to the business of the Company.

11. Permanent Disability. For purposes of this Agreement, “Permanent Disability” shall mean your inability to perform the essential functions of your position, with or without reasonable accommodation, for any 60 business days within any continuous period of 100 days by reason of physical or mental illness or incapacity.

12. Change of Control. In the event that your employment with the Company is terminated without Cause within 12 months following a Change of Control of the Company (as defined below), and provided you sign (and do not revoke) the Release and you return to the Company any and all Company property in your custody or under your control), you shall be entitled to the payments and benefits described in Section 8 above, as well as full acceleration of all Stock Options held by you such that they will be fully vested on the date of termination. For the purposes of this agreement:

•	Resignation by you for Good Reason shall be deemed termination without Cause;

•	Good Reason means, as a result of or following a Change of Control of the Company: a material alteration of your position, title or duties; a reduction of your base salary, benefits or bonus compensation opportunity (not including the consistent application of reductions for all officers or key managers as a group implemented in response to unfavorable operating results or financial conditions); or a requirement that you move your place of work or residence more than 25 miles, provided that you give notice of termination within 30 days of such change; and

•

Change of Control means: (i) a sale or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such consolidation or merger own less than 50% of the surviving entity’s voting power immediately after the transaction; and (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own less than 50% of the Company’s voting power immediately after the transaction.

In the event that any payment or benefits received or to be received by you pursuant to this Agreement (“Benefits”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then benefits to which you are entitled pursuant to this Section 12 (the “Benefits”) shall be either: (i) provided to you in full, or (ii) provided to you as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by the mutual agreement of you and the Company (the “Accountant”). The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection.

13. Successors. Provided that you remain employed by the Company until a Change of Control occurs, the Company agrees that it will require any successor company to assume the obligations of the Company under this Agreement. Such assumption shall be by an express agreement, signed by both you and the successor, and shall be satisfactory to you.

14. Expense Reimbursement. During your employment with the Company, you shall be entitled to receive proper reimbursement for all reasonable out of pocket business expenses incurred (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder.

15. Proprietary Information and Inventions Agreement. The Confidentiality and Proprietary Rights Agreement between you and the Company dated August 12, 2002, a copy of which is attached hereto as Exhibit A., remains in effect.

16. Entire Agreement. This Agreement, together with your Confidentiality and Proprietary Rights Agreement, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. Any additions or modifications to the terms in this Agreement must be in writing and approved by the CEO.

17. Governing Law. This Agreement will be governed by and construed according to the laws of the state of California.

18. Arbitration. Any claim, dispute, and/or controversy between us including, but not limited to, any and all claims of discrimination and harassment (to the extent permitted by law) relating to your employment with, employment by, or other association with the Company (whether based on tort, contract, statute, equity or other law) shall be submitted to and determined exclusively by binding arbitration. Claims for workers’ compensation and unemployment benefits, however, will not be subject to referral to an arbitrator. The “Company” includes my employer(s), its owners, directors, officers, managers, employees, and agents.

The arbitration will be conducted by a neutral Arbitrator in the County of San Diego, California in accordance with the rules of the American Arbitration Association (“AAA”). During arbitration, the Parties shall comply with the rules for discovery set forth in Cal. Code Civ. Proc. Section 1283.05. You understand that you are not responsible for those costs which are unique to arbitration, including any arbitrators’ fees or expenses. Nothing in this paragraph shall prohibit or limit the Parties from seeking provisional relief pursuant to Cal. Code Civ. Proc. Section 1281.8.

We agree that the following procedures will apply to any such arbitration. First, you may begin the arbitration process by delivering a written request for arbitration to the Company’s CEO within the time limits which would apply to the filing of a civil complaint in court. A late request will be void. Second, the arbitrator will be selected in accordance with the rules of the AAA. Although we understand and agree that this arbitration shall be the exclusive means of resolving any dispute(s) arising out of your employment, the selected arbitrator shall have the authority to award all types of remedies which would be available if you had brought a civil complaint in court. Third, after the arbitration hearing, the arbitrator shall issue a written arbitration award which states the essential findings and conclusions on which the award is based, and which will be subject to limited judicial review by a court of competent jurisdiction to ensure that the arbitrator has complied with the law. Fourth, the Company and you shall be entitled to conduct discovery prior to the arbitration hearing to enable both of us to adequately prepare for the hearing. Any dispute over such discovery shall be decided by the arbitrator, in accordance with the law.

If any court of competent jurisdiction declares that any part of this Arbitration Agreement is illegal, invalid or unenforceable, the illegal, invalid or unenforceable part will no longer be part of this Agreement, and such a declaration will not affect the legality, validity or enforceability of the remaining parts of this Agreement.

You understand by agreeing to this binding arbitration provision, both YOU AND THE COMPANY GIVE UP THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

Executed by the Parties as of the date above first written.

CAPTIVA SOFTWARE CORPORATION

By	/s/ BRADFORD WELLER
Bradford Weller, General Counsel

/s/ BLAINE OWENS
Blaine Owens

Attachment: Exhibit A, Confidentiality and Proprietary Rights Agreement

4